Explanation of Responses:
(1) Each restricted stock unit represents a contingent right to receive one share of common stock.
(2) On June 7, 2013, the Reporting Persons (defined below) were granted 4,667 restricted stock units, cliff vesting on June 7, 2014.
(3) The restricted stock units will cliff vest on June 7, 2015.
(4) Northwater Capital Inc., a corporation formed under the laws of the Province of Ontario (“NCI”), is the direct parent of Northwater Capital Management Inc., a corporation formed under the laws of the Province Ontario (“NCMI” and together with NCI, the “Reporting Persons”), which is the manager of Northwater Intellectual Property Fund L.P. 1, a Delaware limited partnership (“NIP LP 1”), Northwater Intellectual Property Fund L.P. 2, a Delaware limited partnership (“NIP LP 2”) and Northwater Intellectual Property Fund L.P. 3A, a Delaware limited partnership (“NIP LP 3A” and, together with NIP LP 1 and NIP LP 2, the “Funds”).  NCI is also the direct parent of each of the general partners of each of the Funds.  By virtue of the contingent  profits allocation to each of the general partners of each of the Funds and the payment to NCMI as management fees of all of such amounts received pursuant to the contingent profits allocation, the Reporting Persons may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of common stock, restricted stock units and stock options that are directly beneficially owned by each Fund.  In accordance with Instruction 5(b)(iv), the entire amount of the common stock, restricted stock units and stock options held by the Funds is reported herein.  Each Reporting Person disclaims beneficial ownership of all shares of common stock, restricted stock units and stock options that are beneficially owned by the Funds, except to the extent of any indirect pecuniary interest therein.

(5)  David G. Patterson is Chairman and Chief Executive Officer of each of Northwater Capital, Inc., (“NCI”) and Northwater Capital Management Inc. (“NCMI”), corporations formed under the laws of the Province of Ontario.  NCI  is the direct parent of NCMI.  In his capacity as a director of the Issuer, Mr. Patterson was granted restricted stock units and stock options by the Issuer.  Pursuant to an agreement between Mr. Patterson and NCMI, Mr. Patterson received such restricted stock units and stock options as nominee for NCMI.  NCMI is entitled under the agreement to all economic benefits of such restricted stock units and stock options.  NCI disclaims beneficial ownership of such restricted stock units and stock options, and of any shares of common stock received in respect thereof, except to the extent of any indirect pecuniary interest NCI may have therein resulting from its ownership interest in NCMI.